UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2025

ANTARES PRIVATE CREDIT FUND

(Exact name of Registrant as specified in its charter)

Delaware	814-01793	93-2791194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

320 South Canal Street, Suite 4200
Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 312 638-4000

N/A

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 11, 2025, Antares Private Credit Fund (the “Fund”), as Borrower, entered into a senior secured credit facility (the “Facility”) pursuant to a Senior Secured Credit Agreement (the “Agreement”) with Sumitomo Mitsui Banking Corporation, as administrative agent, the lenders and issuing banks party thereto (the “Lenders”). The Agreement is effective as of December 11, 2025.

The Fund may borrow amounts in U.S. dollars or certain other permitted currencies under the Facility. Advances under the Facility drawn in U.S. dollars will initially bear interest at a per annum rate equal to 0.75% or 0.875% plus an “alternate base rate” (as described in the Agreement) in the case of any loan of any class as provided for under the terms of the Agreement (a “Loan”) denominated in U.S. dollars and bearing interest at a rate determined by reference to the “alternate base rate” and 1.75% or 1.875% plus Term SOFR (as defined in the Agreement) in the case of any Term Benchmark Loan (as defined in the Agreement) or Loan bearing interest at a rate determined by reference to Daily Simple RFR (as defined in the Agreement), in each case, depending on the Fund’s rate option election and borrowing base (as of the most recently delivered borrowing base certificate delivered under the Agreement). Advances under the Facility drawn in currencies other than U.S. dollars will bear interest at certain local rates consistent with market standards. The Fund will also pay a fee of 0.325% on average daily undrawn amounts under the Facility.

The initial principal amount of the Facility is $500,000,000, subject to availability under the borrowing base, which is based on the Fund’s portfolio investments and other outstanding indebtedness, with an accordion provision to permit increases to the total facility amount up to $875,000,000, subject to the satisfaction of certain conditions.

The Facility is guaranteed by certain subsidiaries of the Fund, and will be guaranteed by certain domestic subsidiaries of the Fund that are formed or acquired by the Fund in the future (collectively, the “Guarantors”). Proceeds of the Facility may be used for general corporate purposes, including, without limitation, repaying outstanding indebtedness, making distributions, contributions and investments, and acquisition and funding, and such other uses as permitted under the Agreement.

The Facility is secured by a perfected first-priority interest in substantially all of the portfolio investments held by the Fund and each Guarantor, subject to certain exceptions, and includes a $50,000,000 limit for swingline loans.

The availability period under the Facility will terminate on December 11, 2029 (the “Commitment Termination Date”) and the Facility will mature on December 11, 2030 (the “Maturity Date”). During the period from the Commitment Termination Date to the Maturity Date, the Fund will be obligated to make mandatory prepayments under the Facility out of the proceeds of certain asset sales, other recovery events and equity and debt issuances.

The Agreement includes customary affirmative and negative covenants, including financial covenants requiring the Fund to maintain a minimum shareholders’ equity and asset coverage ratio, and certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for revolving credit facilities of this nature.

The description above is only a summary of the material provisions of the Agreement and is qualified in its entirety by reference to a copy of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of Direct Financial Obligation.

The information included under Item 1.01 above regarding the Facility and the Agreement is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Senior Secured Credit Agreement, dated as of December 11, 2025 by and among Antares Private Credit Fund, as borrower; the lenders and issuing banks party thereto; Sumitomo Mitsui Banking Corporation, as administrative agent; Sumitomo Mitsui Banking Corporation, Natixis New York Branch and PNC Capital Markets LLC, as joint lead arrangers; and Sumitomo Mitsui Banking Corporation as sole book runner.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Exhibits and/or schedules to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PRIVATE CREDIT FUND

Date: December 17, 2025	By:	/s/ Thomas Sweeney
	Name:	Thomas Sweeney
	Title:	Chief Financial Officer